Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 28, 2010
Registration Statement Nos. 333-148505 and
333-148505-01

*NEW ISSUE* $500mm Ford Credit Floorplan Master Owner Trust A 2010-5
*PRICED*
Joint Leads:                                MS, RBS
Co-Managers:                                CS, HSBC
Selling Grp:                      Loop, Williams

CL	$Amt-mm	M/S&P*	WAL	E.FINAL	L.FINAL	BNCH+	SPD	YLD	CPN	PX ($)
A1	350.000	Aaa/AAA	2.94	09/15/13	09/15/15	IntS+	68	1.511%	1.50%	99.98195
A2	150.000	Aaa/AAA	2.94	09/15/13	09/15/15	1mL+	70			100-00
B	13.333	Aa3/AA	2.94	09/15/13	09/15/15	IntS+	100	1.831%	1.82%	99.98835
C	50.000	A2/A	2.94	09/15/13	09/15/15	IntS+	125	2.081%	2.07%	99.99414
D	23.333	Baa2/BBB	2.94	09/15/13	09/15/15	IntS+	160	2.431%	2.41%	99.97502
*Expected Ratings

BILL & DELIVER:	RBS
EXPECTED SETTLE:	October 6, 2010
FIRST PAYMENT:	November 15, 2010
ERISA ELIGIBLE:	YES
OFFERING TYPE:	A'S ARE PUBLIC; B,C,D ARE 144A
BBG TICKER:	FORDF 2010-5

IMPORTANT NOTICE (CLASS A)
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The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com